Exhibit 99.1

Manning & Napier, Inc. Appoints Marc Mayer as Chief Executive Officer

FAIRPORT, NY, January 31, 2019 – Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today announced that it has appointed Marc Mayer as Chief Executive Officer, effective immediately. He joins the Company with 30 years of asset management experience and will report to Manning & Napier’s Board of Directors.

Mayer was most recently Head of North American Distribution for Schroders in New York, where he was responsible for leading all institutional and intermediary business initiatives. Prior to Schroders, he was Chief Executive Officer at GMO, an investment management firm with over $70 billion in assets. This followed a 20-year tenure at AllianceBernstein and its predecessor firm, Sanford Bernstein, where Mayer rose to the role of Chief Investment Officer of Blend Strategies. In this role, he oversaw $150 billion of AUM in their global asset allocation business. At Sanford Bernstein, Mayer was Chief Executive Officer of their well-regarded sell-side research business and also a member of Bernstein’s Board of Directors. He holds an MBA from Columbia University, and a BA from Yale College.

Speaking on behalf of the Board of Directors, William Manning, the Company’s co-founder and Chairman of the Board, commented, “For 30 years, Marc has excelled in executive leadership, investment management and distribution roles at world-class asset managers, both on the buy-side and the sell-side, making him uniquely qualified to become the Chief Executive Officer of Manning & Napier. We look forward to his future contributions.”

Mayer commented, “I am honored to join Manning & Napier, a firm deeply rooted in meeting client needs. Delivering necessary outcomes to our clients requires great discipline in execution, and a commitment to evolve in a thoughtful manner. I am excited to partner with our firm’s devoted employees as we work tirelessly to meet the complex needs of our clients and deliver value to our shareholders.”

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY.

Contacts

Investor Relations Contact

Sean Silva

Prosek Partners

646-493-9632

ssilva@prosek.com

Public Relations Contact

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com